Exhibit 99.1

Civitas Solutions Reports Fiscal 2017 Second Quarter Financial Results

BOSTON, MA, May 10, 2017 - Civitas Solutions, Inc. (NYSE: CIVI) today reported financial results for the fiscal second quarter ended March 31, 2017.

Second Quarter Fiscal 2017 Results At A Glance

•	Second quarter net revenue increased 4.8% to $362.4 million

•	Specialty Rehabilitation Services segment continued its strong growth, with net revenue increasing 7.3%

•	Second quarter net income was $5.5 million, compared to net income of $7.3 million in the second quarter of fiscal 2016

•	Second quarter Adjusted EBITDA decreased 6.3% to $38.6 million

•	Completed two acquisitions with total annual revenues of $21.6 million

•	Adult Day Health platform in Maryland expanded to 11 centers and approximately $30 million in annualized revenue with the acquisition of six additional centers

“Our second quarter results reflect volume growth in all service lines and higher average rates across our I/DD, SRS and ADH businesses,” stated Bruce Nardella, president and chief executive officer.  “During the quarter we continued to see strong operating performance from our SRS service line. Our ADH business sustained its high growth trajectory, driven by the acquisition of six ADH centers in Maryland.  We believe our solid results in the first half of the fiscal year position us well for the remainder of the year.  In addition, the strength of our business model gives us confidence in our ability to continue to drive strong free cash flow, reduce leverage over time, and grow through disciplined investment in organic and acquisition opportunities.”

Second Quarter Fiscal 2017 Financial Results

Net revenue for the second quarter was $362.4 million, an increase of $16.7 million, or 4.8%, over net revenue for the same period of the prior year. Net revenue increased $8.8 million from acquisitions that closed during and after the second quarter ended March 31, 2016 and $7.9 million from organic growth. The increase in net revenue during the three months ended March 31, 2017 was negatively impacted by an increase in sales adjustments of $2.0 million compared to the three months ended March 31, 2016.

Net revenue consisted of:

•	Intellectual and Developmental Disabilities ("I/DD") services net revenue of $237.5 million, an increase of 3.0% compared to the second quarter of fiscal 2016.

•	Post-Acute Specialty Rehabilitation Services ("SRS") services net revenue of $77.2 million, an increase of 7.3% compared to the second quarter of fiscal 2016.

•	At-risk youth ("ARY") service net revenue of $35.7 million, a decrease of 0.2% compared to the second quarter of fiscal 2016.

•	Adult Day Health ("ADH") services net revenue of $12.0 million, an increase of 63.0% compared to the second quarter of fiscal 2016.

Income from operations for the second quarter was $16.3 million, or 4.5% of net revenue, compared to $21.5 million, or 6.2% of net revenue, for the second quarter of the prior year. The decrease in our operating margin was primarily due to increases in direct labor costs and client occupancy costs as a percentage of revenue. The increase in direct labor costs was the result of higher overtime pay and an increase in health insurance expense due to higher enrollment and utilization. The increase in occupancy costs was due to increases in rent, utilities, and maintenance expenses.

Net income for the second quarter was $5.5 million compared to $7.3 million for the same period of the prior year.

Basic and diluted net income per common share from continuing operations was $0.15 for the second quarter ended March 31, 2017, compared to basic and diluted net loss per common share from continuing operations of $0.20 for the same period of the prior year.

Adjusted EBITDA for the second quarter was $38.6 million, or 10.7% of net revenue, compared to Adjusted EBITDA of $41.2 million, or 11.9% of net revenue, for the second quarter of the prior year. In addition to the operating factors described above, the quarter-over-quarter decline in Adjusted EBITDA was impacted by a $1.9 million gain from a favorable contract settlement realized during the prior quarter that did not recur.  Furthermore, the prior quarter benefited from $2.0 million less in sales adjustments. These items were partially offset by $0.4 million in non-operating gains in the current quarter resulting in a net quarter-over-quarter impact of $3.5 million.

First Half Fiscal 2017 Financial Results

Net revenue for the six months ended March 31, 2017 was $721.8 million, an increase of $30.4 million, or 4.4%, over net revenue for the same period of the prior year. The growth in net revenue was negatively impacted by the divestiture of our ARY operations in six states during fiscal 2015 and the first half of fiscal 2016, which resulted in a decrease in net revenue of $7.0 million compared to the six months ended March 31, 2016. Excluding these operations, net revenue increased by $37.4 million, or 5.5%, of which $20.5 million was from acquisitions the closed during and after the six months ended March 31, 2016 and $16.9 million was from organic growth. The increase in net revenue during the six months ended March 31, 2017 was negatively impacted by an increase in sales adjustments of $3.0 million compared to the six months ended March 31, 2016.

Net revenue consisted of:

•	I/DD services net revenue of $475.7 million, an increase of 3.3% compared to the first half of fiscal 2016.

•	SRS services net revenue of $151.5 million, an increase of 8.2% compared to the first half of fiscal 2016.

•	ARY service net revenue of $71.4 million, a decrease of 8.3% compared to the first half of fiscal 2016. Excluding the ARY divestitures, ARY services net revenue increased 0.7%.

•	ADH services net revenue of $23.1 million, an increase of 78.5% compared to the first half of fiscal 2016.

Income from operations for the six months ended March 31, 2017 was $31.7 million, or 4.4% of net revenue, compared to $28.7 million, or 4.1% of net revenue, for the same period of the prior year. The increase in our operating margin was driven by a decrease in general and administrative expenses compared to the six months ended March 31, 2016. This decrease was primarily due a $9.1 million reduction in stock based compensation resulting from a $10.5 million stock based compensation charge recorded during the first quarter of the prior year. The increase in our operating margin was partially offset by increases in direct labor costs and client occupancy costs as a percentage of revenue. The increase in direct labor costs was the result of higher overtime pay and an increase in health insurance expense due to higher enrollment and utilization. The increase in occupancy costs was due to increases in rent, utilities, and maintenance expenses.

Net income for the six months ended March 31, 2017 was $9.7 million compared to $1.7 million for the same period of the prior year.

Basic and diluted net income per common share from continuing operations was $0.26 for the six months ended March 31, 2017, compared to $0.05 for the same period of the prior year.

Adjusted EBITDA for the six months ended March 31, 2017 was $76.1 million, or 10.5% of net revenue, compared to Adjusted EBITDA of $77.5 million, or 11.2% of net revenue, for the same period of the prior year. In addition to the operating factors described above, the period-over-period decline in Adjusted EBITDA was impact by a $1.9 million gain from a favorable contract settlement realized during the prior period that did not recur. Furthermore, the prior period benefited from $3.0 million less in sales adjustments. These items were partially offset by $0.5 million in non-operating gains in the current period resulting in a net period-over-period impact of $4.4 million.

Fiscal 2017 Outlook and Guidance

The Company is confirming its fiscal year 2017 net revenue and Adjusted EBITDA guidance that it originally communicated on December 14, 2016 during the release of fiscal 2016 fourth quarter and full year results.

For fiscal 2017, we are maintaining our guidance for net revenue with a range of $1.48 billion to $1.52 billion and Adjusted EBITDA with a range of $162.0 million to $166.0 million.

A reconciliation of the low-end and high-end of the Adjusted EBITDA guidance to net income is as follows:

	Fiscal Year Ending September 30, 2017
(In millions)	Low-end	High-end
Net income	$25.3	$27.7
Provision for income taxes	16.8	18.4
Interest expense, net	32.7	32.7
Depreciation and amortization	75.0	75.0
Stock-based compensation	10.0	10.0
Contingent consideration adjustment	0.4	0.4
Expense reduction project costs	1.8	1.8
Adjusted EBITDA	$162.0	$166.0
Modeling guidelines for the current fiscal year assume the following:

Average basic and diluted shares outstanding for the year: 37.5 million
Capital expenditures: 3.3% of net revenue
Annual tax rate: 40%

Net income as presented in the reconciliation of Adjusted EBITDA guidance to net income may be further impacted by potential future non-operating charges that would impact net income without affecting Adjusted EBITDA.

Conference Call
This afternoon, Wednesday, May 10, 2017, Civitas Solutions management will host a conference call at 5:00 pm (Eastern Time) to discuss the fiscal 2017 second quarter operating results.

Conference Call Dial-in #:
Domestic U.S. Toll Free:        877-255-4315
International:            412-317-5467

Replay Details (available 1 hour after conclusion of the conference call through 5/17/2017):
Domestic U.S. Toll Free:         877-344-7529
International:             412-317-0088
Canada Toll Free:        855-669-9658
Replay Access Code:         10106794

A live webcast of the conference call will be available via the investor relations section of the Company’s website: www.civitas-solutions.com. Following the call, an archived replay of the webcast will be available on this website through August 10, 2017.

Non-GAAP Financial Information

This earnings release includes a discussion of Adjusted EBITDA, net revenue excluding ARY divested operations, and net debt, which are non-GAAP financial measures. Adjusted EBITDA is presented because it is an important measure used by management to assess financial performance, and management believes it provides a more transparent view of the Company’s underlying operating performance and operating trends. In addition, the Company believes this measurement is important because securities analysts, investors and lenders use this measurement to compare the Company’s performance to other companies in our industry. Net revenue excluding ARY divested operations is presented to enhance investors’ understanding of the financial performance and operating trends of the continuing operations. Net debt is presented because it is useful for lenders, securities analysts, and investors in determining the Company's net debt leverage ratio.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered in isolation or as alternatives to net income, revenues or total debt or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. While we and other companies in our industry frequently use Adjusted EBITDA as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. All non-GAAP financial measures should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please see “Reconciliation of non-GAAP Financial Measures” on page 7 of this press release.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements, including our guidance, outlook and statements about our expectations for future financial performance. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to: reductions or changes in Medicaid or other funding; changes in budgetary priorities by federal, state and local governments; substantial claims, litigation and governmental proceedings; reductions in reimbursement rates or changes in policies or payment practices by the Company’s payors; increases in labor costs; matters involving employees that may expose the Company to potential liability; the Company’s substantial amount of debt; the Company’s ability to comply with billing and collection rules and regulations; changes in economic conditions; increases in insurance costs; increases in workers compensation-related liability; the Company’s ability to maintain relationships with government agencies and advocacy groups; negative publicity; the Company’s ability to maintain existing service contracts and licenses; the Company’s ability to implement its growth strategies successfully; the Company’s financial performance; and other factors described in “Risk Factors” in Civitas’ Form 10-K. Words such as “anticipates”, “believes”, “continues”, "positions", “estimates”, “expects”, “goal”, "aspiration", “objectives”, “intends”, “may”, “hope”, “opportunity”, “plans”, “potential”, “near-term”, “long-term”, “projections”, “assumptions”, “projects”, “guidance”, “forecasts”, “outlook”, “target”, “trends”, “should”, “could”, “would”, “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Select Financial Highlights
($ in thousands, except share and per share data)
(unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Gross revenue	$367,755	$349,086	$732,197	$698,822
Sales adjustments	(5,356)	(3,403)	(10,404)	(7,392)
Net revenue	362,399	345,683	721,793	691,430
Cost of revenue	285,518	265,804	569,494	536,816
Operating expenses:
General and administrative expenses	41,787	40,084	83,579	89,626
Depreciation and amortization	18,830	18,331	36,985	36,318
Total operating expenses	60,617	58,415	120,564	125,944
Income from operations	16,264	21,464	31,735	28,670
Other income (expense):
Other income (expense), net	855	(143)	911	(958)
Interest expense	(8,293)	(8,464)	(16,778)	(17,037)
Income from continuing operations before income taxes	8,826	12,857	15,868	10,675
Provision for income taxes	3,347	5,344	6,210	8,736
Income from continuing operations	5,479	7,513	9,658	1,939
Loss from discontinued operations, net of tax	—	(198)	—	(228)
Net income	$5,479	$7,315	$9,658	$1,711
Income per common share, basic and diluted
Income from continuing operations	$0.15	$0.20	$0.26	$0.05
Loss from discontinued operations	—	—	—	—
Net income	$0.15	$0.20	$0.26	$0.05
Weighted average number of common shares outstanding, basic	37,282,320	37,102,113	37,256,412	37,098,677
Weighted average number of common shares outstanding, diluted	37,416,635	37,207,096	37,372,153	37,245,466

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)
(unaudited)

	As of
	March 31, 2017	September 30, 2016
Cash and cash equivalents	$17,181	$50,683
Working capital (a)	$73,006	$77,354
Total assets	$1,063,082	$1,086,158
Total debt (b)	$641,046	$644,591
Net debt (c)	$573,865	$543,908
Stockholders' equity	$162,478	$145,590

	Six Months Ended March 31,
	2017	2016
Cash flows provided by (used in):
Operating activities	$23,012	$31,949
Investing activities	$(46,424)	$(62,424)
Financing activities	$(10,090)	$(4,090)
Purchases of property and equipment	$(20,795)	$(19,019)
Acquisition of businesses, net of cash acquired	$(27,356)	$(44,319)

(a)	Calculated as current assets minus current liabilities.

(b)	Total debt includes obligations under capital leases and excludes deferred financing costs and original issue discount on the term loan.

(c)
Represents net debt as defined in our senior credit agreement (total debt, net of cash and cash equivalents and restricted cash). See Reconciliation of non-GAAP Financial Measures for a reconciliation of total debt to net debt.

Reconciliation of Non-GAAP Financial Measures
($ in thousands)
(unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,

	2017	2016	2017	2016
Net income	$5,479	$7,315	$9,658	$1,711
Loss from discontinued operations, net of tax	—	198	—	228
Provision for income taxes	3,347	5,344	6,210	8,736
Interest expense, net	8,291	8,461	16,773	16,810
Depreciation and amortization	18,830	18,331	36,985	36,318
Adjustments:
Stock-based compensation (a)	2,294	1,715	4,373	13,434
Exit costs(b)	—	(135)	—	2,005
Contingent consideration adjustment (c)	—	—	375	(2,945)
Sale of business(d)	—	—	—	1,250
Expense reduction project costs(e)	375	—	1,750	—
Adjusted EBITDA	$38,616	$41,229	$76,124	$77,547

(a)
Represents non-cash stock-based compensation expense. For the six months ended March 31, 2016, stock-based compensation includes $10.5 million of expense related to certain awards under our former equity compensation plan that vested in connection with our secondary offering and the distribution of our shares held by NMH Investment, LLC in October 2015. The vesting of these awards impacted the allocation of the shares of Civitas that were distributed from NMH Investment, LLC to our private equity sponsor and management and not the number of shares outstanding.

(b)	Represents severance and lease terminations costs associated with our ARY divestitures.

(c)	Represents the fair value adjustment associated with acquisition related contingent consideration liabilities.

(d)	Represents the loss recorded on the sale of our North Carolina ARY business.

(e)	Represents consulting and severance costs incurred in connection with the Company's project to optimize business operations and reduce company-wide expenses.

Reconciliation of Non-GAAP Financial Measures (continued)
($ in thousands)
(unaudited)

Reconciliations of net revenue to net revenue excluding ARY divested operations, for the six months ended March 31, 2017 and 2016 are as follows:

	Six Months Ended March 31,
	2017	2016	$ Change	% Change
Net revenue	$721,793	$691,430	$30,363	4.4%
Less net revenue from ARY divested operations	19	7,033	(7,014)
ARY net revenue excluding ARY divested operations	$721,774	$684,397	$37,377	5.5%

	Six Months Ended March 31,
	2017	2016	$ Change	% Change
ARY net revenue	$71,417	$77,915	$(6,498)	(8.3)%
Less net revenue from ARY divested operations	19	7,033	(7,014)
ARY net revenue excluding ARY divested operations	$71,398	$70,882	$516	0.7%

A reconciliation of reported debt to net debt is as follows:

	As of
	March 31, 2017	September 30, 2016
Reported Debt(1)	$634,892	$637,523
Original issue discount on term loan, net of accumulated amortization	1,039	1,178
Deferred financing costs, net of accumulated amortization	5,115	5,890
Total debt	$641,046	$644,591
Cash and cash equivalents	17,181	50,683
Restricted cash	50,000	50,000
Net debt	$573,865	$543,908
(1) Reported debt includes obligations under capital leases.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 35 states.

Contact

Civitas Solutions, Inc.
Dwight Robson, 617-790-4800
Chief Public Strategy and Marketing Officer
dwight.robson@civitas-solutions.com